Exhibit 99.1

Press Release

AVIS BUDGET GROUP AMENDS EXISTING CREDIT FACILITY AND COMPLETES OFFERING OF SENIOR NOTES

PARSIPPANY, N.J., March 10, 2010 - Avis Budget Group, Inc. (NYSE: CAR) announced today that it has completed an amendment of its existing senior secured credit facility, as well as its recently announced offering of $450 million aggregate principal amount of senior notes due 2018.

The credit facility amendment and senior notes offering:

•	extend the maturity of nearly $1.0 billion of revolving credit commitments (under which no borrowings are currently outstanding) by two years, to 2013;

•	revise the financial and non-financial covenants in the credit facility to provide significantly greater flexibility to the Company;

•	result in the repayment of approximately $450 million of outstanding term loan borrowings; and

•	extend the maturity of approximately $275 million of remaining term loan borrowings by two years, to 2014.

"We are extremely pleased to have executed against our plan to refinance and extend future corporate debt maturities well in advance of their stated maturity dates," said David B. Wyshner, Avis Budget Group executive vice president and chief financial officer.  "The transactions that we completed today demonstrate our strong access to the capital markets and the confidence of our bank lending group in our prospects.  Our corporate debt maturities over the next three years now total only $50 million, and we feel very good about our current capitalization and liquidity position."

The 9⅝% senior notes due 2018 were priced at 98.634% of par.  They are senior unsecured obligations of the Company's Avis Budget Car Rental, LLC subsidiary and are guaranteed on a senior basis by Avis Budget Group, Inc. and certain of its domestic subsidiaries.  Net proceeds from the offering were used primarily to repay outstanding term loan borrowings which, including the effect of interest rate hedges, carried an effective interest rate of approximately 9.2%.

The senior notes and the related guarantees have not been registered under the under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the senior notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the senior notes will be made only by means of a private offering memorandum.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2009 including under headings such as "Forward-Looking Statements", “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and in other filings and furnishings made by the Company with the SEC from time to time.  Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries.  Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions.  Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 23,000 employees.  For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contact                                                               Investor Contact
John Barrows                                                                 Neal Goldner
(973) 496-7865                                                                (973) 496-5086